Exhibit 99.1

Contact:	LeAnne Zumwalt DaVita Inc. (650) 696-8910

DaVita Inc. Announces Receipt of DOJ Subpoena in Connection with

Previously Reported Investigation

EL SEGUNDO, Calif., December 15, 2008, DaVita Inc. (NYSE: DVA), today announced that it is working with the U.S. Department of Health and Human Services, Office of Inspector General (“OIG”) to respond to a subpoena request for documents issued in connection with the civil investigation by the Department of Justice and the U.S. Attorney’s Office for the Northern District of Georgia previously reported in the Company’s Quarterly Report on 10-Q for the period ended September 30, 2008. The subpoena was sent from the OIG’s office in Atlanta, Georgia and was received by the Company on December 12, 2008. The subpoena applies to the Company and its subsidiaries and covers a time period from January 1, 2003 to the present. In response to the subpoena, DaVita will produce a wide range of documents relating to the pharmaceutical products Zemplar, Hectorol, Venofer, Ferrlicit, and Epogen. The Company intends to meet with representatives of the government to discuss the scope of the subpoena and the production of responsive documents.

To the Company’s knowledge, no proceedings have been initiated against the Company at this time, although the Company cannot predict whether or when proceedings might be initiated. The Company intends to cooperate with the government’s investigation.

“DaVita has been involved in several investigations over the last 9 years, including some covering issues that are repeated in this subpoena. We respect the government’s need to ensure the appropriateness of healthcare provider practices, especially during times when pharmaceutical issues involve significant expense for Medicare. We look forward to meeting with government representatives on this new investigation and once again demonstrating the strength of our clinical outcomes and the integrity and comprehensiveness of DaVita’s Compliance programs,” said LeAnne Zumwalt, spokesperson for DaVita.

DaVita is a leading provider of kidney care in the United States, providing dialysis services and education for patients with chronic kidney failure and end stage renal disease. DaVita manages more than 1,400 outpatient facilities and acute units in more than 700 hospitals located in 43 states and the District of Columbia, serving approximately 110,000 patients.